Exhibit 99.1

Contact:	Media Relations Mary Claire Delaney 212 762 6880	Investor Relations Suzanne Charnas 212 761 3043

For Immediate Release

Morgan Stanley Announces $2 Billion Public Offering of Common Equity, Plans for $3 Billion Public Offering of non-FDIC Guaranteed Senior Notes

NEW YORK, May 7, 2009 – Morgan Stanley (NYSE: MS) today announced that it has commenced a public offering of $2 billion of its common stock for sale to the public.

Additionally, Morgan Stanley announced that it intends to offer approximately $3 billion in aggregate principal amount of senior notes in a registered public offering.  The notes will not be guaranteed by the FDIC.

Morgan Stanley & Co. Incorporated will serve as the sole bookrunner for both offerings.  For the common stock offering, the underwriter will have a 30-day option to purchase up to an additional 15 percent of the offered amount of common stock from Morgan Stanley to cover over-allotments, if any.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.  A registration statement relating to these securities has been filed and is effective.  A written prospectus for the offerings meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, New York 10014, or by calling toll free 1-866-718-1649 or emailing at prospectus@morganstanley.com.

# # #